Exhibit 99.2

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Taxation of the Company

We have been organized and intend to operate in conformity with the requirements for qualification and taxation as a REIT under the Code. Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the federal income tax laws. Those qualification requirements relate to the sources of our gross income and the composition of our assets, limitations on the concentration of ownership of our stock, and minimum distribution requirements based on our taxable income. No assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. It is possible that we may need to use one or more of the REIT savings provisions contained in the Code, which would require us to pay an excise or penalty tax (which could be material), in order for us to maintain our REIT qualification and, as described below, we are relying on the REIT savings provisions in connection with an asset test compliance violation that was identified and rectified in 2025.

Commencing in August 2024, the Company issued bonds to Israeli investors (the “Israeli Bonds”) out of Strawberry Fields REIT, Inc. (the “REIT”), unlike earlier bond issuances which had been undertaken by Strawberry Fields REIT, Ltd. (“BVI, Ltd.”), a wholly-owned subsidiary of Strawberry Fields Realty, LP (the “Operating Partnership”). The change in the issuance structure was intended to save costs of preparing additional financial reports based on international financial accounting standards that are potentially avoided where the issuer of the Israeli Bonds is a public company. In order to maintain the intended economic equivalency between shares of the REIT’s common stock and partnership units (“OP Units”) issued by the Operating Partnership, which is a feature of our UPREIT structure, the proceeds from the issuance of the Israeli bonds were transferred by the REIT to BVI Ltd. via a back-to-back loan (the “Intercompany Loan”) bearing interest at the same rate as the Israeli Bonds. The Intercompany Loan as originally issued was inadvertently structured as an unsecured loan. But for our reliance on a REIT savings provision, the Intercompany Loan would have caused a failure of the REIT to satisfy its asset test requirements for the 3rd and 4th quarters of its 2024 tax year, as well as the 1st and 2nd quarters in 2025. The inadvertent failure was identified during the 2nd quarter of 2025, and rectified during the 3rd quarter of 2025 by a pledge of equity of wholly-owned property-owning subsidiaries of BVI, Ltd., which caused the Intercompany Loan thereafter to be treated as a qualifying mortgage loan for purposes of the asset requirements applicable to REITs. In addressing the asset test violation caused by the Intercompany Loan, the REIT is relying upon a REIT savings provision applicable to certain asset test violations. The requirements for use of this statutory REIT savings provision are that (i) the REIT identified the failure in a schedule attached to its tax return (which is contained in a schedule attached to an amended tax return filed with respect to the 2024 tax year and a similar schedule will be attached to the 2025 tax return when filed), (ii) the violation, which was identified in the 2nd quarter of 2025, must be rectified within six months following the end of such quarter (which occurred upon securing the Intercompany Loan with interests in real property during the 3rd quarter of 2025), (iii) there must be reasonable cause for the violation (which in this case consisted of the inadvertent failure to immediately secure the Intercompany Loan with interests in real property, which was not identified by the Company and its legal, accounting and tax advisors as a potential asset violation until the 2nd quarter of 2025, notwithstanding its regular compliance procedures), and (iv) the REIT must pay a penalty tax equal to the lesser of (a) $50,000 and (b) the net income generated by the asset that caused the violation during the period in question, multiplied by the highest federal corporate tax rate (currently 21%) (paid with the REIT’s amended 2024 tax return and its 2025 tax return when filed). The penalty tax determined with respect to the 2024 tax year was calculated to be $50,000, and an additional penalty tax of $50,000 is anticipated with respect to the 2025 tax year when the return for such year is filed.

Recent Legislation

Legislation known as the “One Big Beautiful Bill Act” or OBBBA, was enacted in July 2025. Among other things, the OBBBA made permanent, in some cases with modifications, certain provisions that originally enacted in 2017 with temporary effect. Some noteworthy provisions in the OBBBA include the following:

●	The tax rate reductions applicable to non-corporate taxpayers (e.g., maximum tax rate of 37% on ordinary income) were made permanent.
●	The 20% deduction for certain pass-through business income received by non-corporate taxpayers, including most dividends received from REITs, was made permanent.
●	The asset test requirements for REIT qualification were revised to allow securities of taxable REIT subsidiaries to comprise as much as 25% of a REIT’s gross assets (up from 20% previously).
●	The calculation of the limitation on the deductibility of business interest expense was revised by allowing taxpayers to add back depreciation and amortization deductions in computing “adjusted taxable income,” on which the 30% limitation is based.